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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                              (Amendment No. 6)*

                           UFP Technologies, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                       Common Stock - $.01 Par Value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 902673102
                     ----------------------------------
                              (CUSIP Number)

                            December 31, 1999
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /x/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 5 Pages
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CUSIP No. 902673102                                          Page 2 of 5 Pages


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     William H. Shaw
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     U.S.A.
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       448,174
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       118,028
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    448,174
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    118,028
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     566,202
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     11.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

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CUSIP No. 902673102                                          Page 3 of 5 Pages


Item 1(a)       Name of Issuer:  UFP Technologies, Inc.

      (b)       Address of Issuer's Principal Executive Offices:

                         172 East Main Street
                         Georgetown, Massachusetts 01833

Item 2(a)       Name of Person Filing:  William H. Shaw

      (b)       Address of Principal Business Office or, if none, Residence:

                         172 East Main Street
                         Georgetown, Massachusetts 01833

      (c)       Citizenship:  USA

      (d)       Title of Class of Securities: Common Stock, $.01 par value

      (e)       CUSIP NUMBER:  902673102

Item 3 If this statement is filed pursuant to Section 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                                    Not Applicable

                If this statement is filed pursuant to Section 240.13d-1(c), check this box [ ]

Item 4 (a)      Amount Beneficially Owned:                          566,202

       (b)      Percent of Class:                                    11.6%

       (c)      Number of Shares as to which such person has:

                         (i)     sole power to direct the vote      448,174

                         (ii)    shared power to vote or to direct
                                 the vote                           118,028
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CUSIP No. 902673102                                          Page 4 of 5 Pages


                         (iii)   sole power to dispose or to direct
                                 the disposition of                 448,174

                         (iv)    shared power to dispose or to
                                 direct the disposition of          118,028

Item 5   Ownership of Five Percent or Less of a Class:

         Not Applicable

Item 6   Ownership of More than Five Percent on Behalf of Another Person:

         Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         Not Applicable

Item 8   Identification and Classification of Members of the Group:

         Not Applicable

Item 9   Notice of Dissolution of Group:

         Not Applicable

Item 10  Certification

         (a)      Not Applicable

         (b)      Not Applicable


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CUSIP No. 902673102                                          Page 5 of 5 Pages


         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

                                      February 11, 2000
                                      -------------------------------------
                                      Date

                                      /s/ William H. Shaw
                                      -------------------------------------
                                      Signature

                                      William H. Shaw
                                      -------------------------------------
                                      Name/Title